August 31, 2007

Robert C. Stempel

2956 Waterview Dr.

Rochester Hills, Michigan 48309

Dear Bob:

This letter is intended to confirm our understanding regarding your desire to retire from your management positions at Energy Conversion Devices, Inc. (“ECD”), effective August 31, 2007. As used in this letter, we may sometimes refer to you as “RCS.”

Our mutual agreement and understanding is as follows:

1.             RCS will, effective August 31, 2007, retire from all management positions at ECD, and from all board and management positions with ECD’s affiliates. RCS is continuing as non-executive Chairman of ECD’s Board of Directors and a member of the Finance Committee of ECD’s Board of Directors. RCS and ECD confirm that RCS will not be entitled to receive compensation as a nonemployee director of ECD until such time as he is deemed to be “independent” in accordance with ECD’s Corporate Governance Principles and the rules of the NASDAQ Stock Market.

2.             The parties hereby terminate the Executive Employment Agreement dated as of January 15, 1999, between ECD and RCS, as amended January 15, 1999 and subject to the waiver dated June 27, 2005 (the “Employment Agreement”), as of August 31, 2007, and neither party will have any further rights or obligations thereunder; provided that the covenants set forth in Section 6 of the Employment Agreement that are intended to survive termination will so survive for the periods set forth in the applicable section. ECD will pay RCS a lump sum of $750,000, on or before September 30, 2007, in lieu of the compensation to which RCS would have otherwise been entitled in connection with his continued employment through September 30, 2010 as provided in the Employment Agreement.

3.             ECD is amending certain terms under stock options and restricted stock granted to RCS as they apply in connection with his retirement, as follows:

(a)           All outstanding options to acquire shares of ECD securities under the Energy Conversion Devices, Inc. 2000 Stock Option Plan (the “2000 Plan”), presently covering 171,056 shares of stock at various exercise prices, 3,633 shares of which are presently unvested: (a) will fully vest as of August 31, 2007, and (b)

Robert C. Stempel

August 31, 2007

will be exercisable for the period ending ten years after the date of the respective option grants except that, in the event of RCS’s death without having fully exercised such options, such options shall be exercisable until the earlier of 12 months following the date of RCS’s death or ten years after the date of option grant.

(b)           Section 5(a) of the Restricted Stock Agreement dated as of January 15, 1999, between ECD and RCS, as amended September 22, 2005 (the “Restricted Stock Agreement”), is amended to read as follows: “The Restricted Stock shall vest in accordance with the vesting schedule set forth in Section 5(a). The Restricted Stock shall fully vest upon the occurrence of a Change of Control.”

4.             ECD will, to the full extent permitted under law and the respective company’s governance documents, indemnify, defend and hold harmless RCS with respect to all acts and omissions of RCS that occur on or before August 31, 2007 in his capacity as an officer, director or employee of ECD, to the full extent that would apply if RCS continued as an officer, director or employee of RCS.

The parties acknowledge and agree that (a) this letter constitutes the complete and entire agreement between the parties relating to RCS’ retirement and the subject matter described herein and supersedes any prior or contemporaneous agreements between the parties with respect to RCS’ retirement and the subject matter herein, (b) all existing agreements by and between the parties will continue in accordance with their respective terms, except as amended herein, until terminated in accordance with their terms, (c) to the extent that that there is any conflict between the terms set forth in this letter and the terms set forth in any existing agreement between the parties, the terms set forth in this letter will control, and (d) all amounts payable by ECD or any of its affiliates under this letter will be subject to all taxes and other amounts required to be withheld according to applicable federal, state and local laws.

Please sign and return a copy of this letter to confirm that this letter conforms to your understanding of our agreement in connection with your retirement.

ENERGY CONVERSION DEVICES, INC.
By: /S/ Jay B. Knoll
Jay B. Knoll
Its: Vice President and General Counsel

Agreed and accepted as of the date written above:

/S/ ROBERT C. STEMPEL

ROBERT C. STEMPEL